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                            INTEK GLOBAL CORPORATION
                                 99 PARK AVENUE
                            NEW YORK, NEW YORK 10016

                                January 19, 1999

Securicor plc
Sutton Park House
15 Carshalton Road
Sutton, Surrey, SM1 4LD
England

                           CONFIDENTIALITY AGREEMENT

Gentlemen:

     In connection with evaluating various alternatives relating to your debt and equity interests in Intek Global Corporation ("Intek Global") (herein the "Evaluation"), you have requested that we or our representatives furnish you or your representatives with certain information relating to Intek Global. All such information (whether written or oral) furnished in connection with the Evaluation by us or our directors, officers, employees, affiliates, representatives (including, without limitation, investment bankers, financial advisors, attorneys and accountants) or agents (collectively, "our Representatives") to you or your directors, officers, employees, affiliates, representatives (including, without limitation, investment bankers, financial advisors, attorneys, accountants and financing sources) or agents (collectively, "your Representatives") and all analyses, compilations, forecasts, studies or other documents prepared by you or your Representatives in connection with your or their review of, or your interest in, the Evaluation which contain or reflect any such information is hereinafter referred to as the "Information." The term Information will not, however, include information which (i) is or becomes publicly available other than as a result of a disclosure by you or your Representatives in breach of this letter agreement or
(ii) is or becomes available to you on a nonconfidential basis from a source (other than us or our Representatives) which, to the best of your knowledge after due inquiry, is not prohibited from disclosing such information to you by a legal, contractual or fiduciary obligation to us.

     Accordingly, you agree that:

     1. You and your Representatives (i) will keep the information confidential and will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without our prior written consent, disclose any Information in any manner whatsoever, and (ii) will not use any Information other than in connection with the Evaluation or the implementation of one or more of the alternatives considered in connection therewith; PROVIDED, HOWEVER, that you may reveal the Information to your Representatives (a) who are informed by

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     you of the confidential nature of the Information and (b) you will be responsible for any breach of this letter agreement by any of your Representatives.

2. You and your Representatives will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without our prior written consent, disclose to any person the fact that the Information exists or has been made available or the substance of any discussions between us (the "Other Information").

3. In the event that you or any of your Representatives are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Information or Other Information, you will notify us promptly so that we may seek a protective order or other appropriate remedy or, in our sole discretion, waive compliance with the terms of this letter agreement. In the event that no such protective order or other remedy is obtained, or that Intek Global waives compliance with the terms of this letter agreement, you will furnish only that portion of the Information or Other Information which you are advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

4. At any time upon the written request of Intek Global or any of our Representatives, you will, at your option, either (i) promptly destroy all copies of the written Information in your or your Representatives' possession and confirm such destruction to us in writing, or (ii) promptly deliver to Intek Global at your own expense all copies of the written Information in your or your Representatives' possession. Any oral Information will continue to be subject to the terms of this letter agreement.

5. You acknowledge that neither we, nor our other Representatives, nor any of their respective officers, directors, employees, agents or controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934, as amended, makes any express or implied representation or warranty as to the accuracy or completeness of the Information, and you agree that no such person will have any liability relating to the Information or for any errors therein or omissions therefrom.

6. You agree that requests for additional information, facility tours or management meetings will be first submitted or directed to the undersigned.

7. You acknowledge that remedies at law may be inadequate to protect us against any actual or threatened breach of this letter agreement by you or your Representatives, and, without prejudice to any other rights and
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          remedies otherwise available to us, you agree that we may seek injunctive relief in our favor without proof of actual damages. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines in a final, nonappealable order that this letter agreement has been breached by you or by your Representatives, then you will reimburse Intek Global for its reasonable costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with all such litigation.

      8. You agree that no failure or delay by us in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

      9. This letter agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts between residents of that State and executed in and to be performed in that State.

     10. This letter agreement contains the entire agreement between you and us concerning the confidentiality of the Information, and no modifications of this letter agreement or waiver of the terms and conditions hereof will be binding upon you or us, unless approved in writing by each of you and us.

     11. This letter agreement shall terminate upon the earlier to occur of the consummation of a transaction between Intek Global and Securicor which has been recommended for approval by the Board of Directors to the stockholders of Intek Global and eighteen (18) months from the date hereof.

     Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

                                       Very truly yours,

                                       Intek Global Corporation


                                       By: /s/ Robert J. Shiver
                                           --------------------------------
                                           Name:  Robert J. Shiver
                                           Title: Chairman of the Board and
                                                  Chief Executive Officer
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Accepted and Agreed as of the date
first written above:

/s/ Nigel Griffiths
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By: Securicor plc
    Name:  Nigel Griffiths
    Title: Director